UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2013

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 19, 2013 (“Effective Time”), Sorrento Therapeutics, Inc. (the “Company”) closed its previously announced merger (the “Merger”) with Concortis Biosystems, Corp. (“Concortis”) pursuant to an Agreement of Merger dated November 11, 2013 by and among the Company, Catalyst Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, Concortis, Zhenwei Miao and Gang Chen (the “Merger Agreement”). At the Effective Time, Merger Sub merged into Concortis and the Company issued 1,331,978 shares of its common stock to the stockholders of Concortis (the “Merger Shares”). Pursuant to the Merger Agreement, 15% of the Merger Shares will be held by the Company for any potential indemnification claims. In connection with the Merger, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) on December 18, 2013 with the stockholders of Concortis pursuant to which the Company granted piggyback registration rights to such stockholders. The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the Registration Rights Agreement, a copy of which the Company intends to file with its Annual Report on Form 10-K for the year ending December 31, 2013.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 2.01 Completion of Acquisition or Disposition of Assets of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

The issuances of the securities described in Item 2.01 were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering. Each recipient of securities: (i) represented that such recipient was an accredited investor under Rule 501 of Regulation D, or (ii) each recipient who was not an accredited investor, either alone or with a purchaser representative had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the Merger, or we reasonably believed immediately prior to the closing of the Merger that such recipient comes within this description. In accordance with Rule 506, no more than 35 recipients of the securities were non-accredited investors.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, Dr. Zhenwei Miao, the former President and Chief Scientific Officer of Concortis, was appointed Chief Technology Officer of the Company.

At the Effective Time, we entered into an employment agreement (the “Employment Agreement”) with Dr. Miao. The Employment Agreement is for a term of 3 years from the Merger closing (the “Term”). Under the Employment Agreement, Dr. Miao will receive an annual salary of $250,000, a supplemental annual guaranteed cash bonus of $450,000 on December 31 of each of the years ending 2013, 2014, 2015 and 2016, and will be eligible to participate in any incentive cash-bonus program and equity award plan of the Company in such amounts as our board of directors or any applicable committee thereof shall determine in its sole discretion. The annual bonus payable under the annual incentive program will be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board.

The Company has the right to terminate Dr. Miao’s employment at any time with or without “cause” or upon his death or disability (each as defined in the Employment Agreement). Dr. Miao may resign with or without “good reason” (as defined in the Employment Agreement) upon 30 days’ written notice. Under such circumstances, Dr. Miao will be entitled to receive any accrued but unpaid base salary as of the date of termination or resignation, any expenses owed to him and any amount accrued and arising from his participation in, or vested benefits accrued under, any employee benefit plans, programs or arrangements.

The Employment Agreement for Dr. Miao also includes a provision regarding severance. If Dr. Miao is terminated without cause or resigns for good reason, he will also be entitled to 12 months of his then-applicable base salary paid in a lump sum and 12 months of health care benefits continuation at Sorrento’s expense. If Dr. Miao is terminated by the Company for cause or resigns without good reason, he shall not be entitled to further compensation. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.

The Employment Agreements also contain standard confidentiality, non-competition and non-solicitation covenants.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the Employment Agreement, a copy of which the Company intends to file with its Annual Report on Form 10-K for the year ending December 31, 2013.

Item 7.01	Regulation FD Disclosure.

On December 19, 2013, the Company issued a press release regarding the completion of the acquisition of Concortis. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1933, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Financial statements and pro forma financial statements of Concortis as of and for the periods ended December 31, 2012 and September 30, 2013 shall be filed on an amendment to this form within 74 days of this filing.

Exhibit No.	Description

2.1	Agreement of Merger by and among Sorrento Therapeutics, Inc., Catalyst Merger Sub, Inc., Concortis Biosystems, Corp., Zhenwei Miao and Gang Chen dated as of November 11, 2013 (incorporated by reference to Exhibit 2.1 to Form 8-K filed on November 14, 2013).

99.1	Press release dated December 19, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2013

SORRENTO THERAPEUTICS, INC.

By:	/s/ Richard Vincent
Name: Richard Vincent
Title: Chief Financial Officer and Secretary